SCHEDULE 14A INFORMATION

      Proxy Statement Pursuant to Section 14(a) of the Securities
                           Exchange Act of 1934


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     Rule 14a-6(e)(2))
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[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                   Chiquita Brands International, Inc.
                   ___________________________________

______________________________________________________________________
         (Name of Registrant as Specified in its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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         ______________________________________________________________

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
                   CHIQUITA BRANDS INTERNATIONAL, INC.

                           CHIQUITA CENTER
                        250 EAST FIFTH STREET
                       CINCINNATI, OHIO 45202
                  ____________________________________

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                  TO BE HELD FRIDAY, AUGUST 2, 2002
                  _____________________________________

Dear Shareholder:

     It is my pleasure to invite you to attend the 2002 Annual Meeting of Shareholders of Chiquita Brands International, Inc. This will be the first meeting of Chiquita's shareholders since its Plan of Reorganization became effective on March 19, 2002.

     The meeting will be held in the Continental Room of the Hilton Cincinnati Netherland Plaza (formerly Omni Netherland Plaza), 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on Friday, August 2, 2002. At the meeting, you will be asked to:

(1)  Elect five directors; and

(2) Consider any other matters that may properly be brought before the meeting.

     Your vote is important. Whether you plan to attend the meeting or not, please follow the instructions on the enclosed proxy card for telephone voting or complete, sign, date and return the postcard portion of the enclosed proxy card promptly.

     We look forward to seeing you at the meeting.

                                          Sincerely,


                                          /s/ Cyrus F. Freidheim, Jr.
                                          Cyrus F. Freidheim, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer
Cincinnati, Ohio
July 2, 2002

TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD FOR TELEPHONE VOTING OR VOTE, SIGN, DATE AND RETURN THE POSTCARD PORTION OF THE ENCLOSED PROXY CARD PROMPTLY. PROXIES MAY BE REVOKED ANY TIME PRIOR TO THE MEETING BY GIVING A LATER DATED PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                 ______________________________________

                            PROXY STATEMENT

                   CHIQUITA BRANDS INTERNATIONAL, INC.
                     ANNUAL MEETING OF SHAREHOLDERS
                              AUGUST 2, 2002
                 ______________________________________


          INFORMATION ABOUT THE MEETING, VOTING AND ATTENDANCE

     We are sending you this proxy statement and the enclosed proxy card because Chiquita's Board of Directors is soliciting your proxy to vote your shares at the 2002 Annual Meeting. At the meeting, shareholders will be asked to elect five directors and consider any other matters that may properly come before the meeting. You are invited to attend the meeting and vote your shares directly. However, you do not need to attend the meeting to vote. Instead, you may vote by proxy as described on the next page.

     We expect to begin mailing these proxy materials on or about July 2, 2002 to shareholders of record at the close of business on June 21, 2002 (the "Record Date").

WHO CAN VOTE

     Chiquita's Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code (the "Plan of Reorganization") became effective on March 19, 2002 (the "Effective Date"). As of the Effective Date, Chiquita's new Common Stock, par value $.01 per share ("Common Stock"), is its only outstanding voting security.

     Only holders of record of Common Stock at the close of business on the Record Date are entitled to vote at the meeting. On the Record Date, there were 39,806,698 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock that you owned as of the Record Date entitles you to one vote on each matter to be voted on at the meeting.

                          TABLE OF CONTENTS

     Information About the Meeting, Voting and Attendance.........1
     Security Ownership of Chiquita's Principal Shareholders......4
     Security Ownership of Directors and Executive Officers.......5
     Election of Directors........................................6
     Information About the Board of Directors.....................8
     Compensation of Executive Officers..........................11
     Report of Compensation Committee on Executive Compensation..15
     Common Stock Performance Graph..............................17
     Other Information...........................................17

     If your shares were held in the name of your broker, bank or other nominee on the Record Date, the nominee should be contacting you to seek instructions on how to vote. If you do not instruct your nominee before the Annual Meeting how you wish to vote, under New York Stock Exchange rules, the nominee has discretionary authority to vote the shares it holds on certain matters, such as uncontested elections for directors. If a nominee does not have discretionary voting authority on a matter, and does not receive voting instructions from you, it cannot vote on that matter. Shares which a nominee does not vote because it does not have discretionary voting authority and has not received instructions are called broker non-votes.

QUORUM REQUIREMENT

     A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist if holders of a majority of the shares entitled to vote at the meeting (19,903,350 shares) are present in person or by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as shares present at the meeting for purposes of establishing a quorum.

HOW TO VOTE YOUR SHARES

     If you are a shareholder of record, you can vote on matters presented at the Annual Meeting in any of three ways:

     * By Proxy Card -- You can vote by completing, signing, dating and returning the postcard portion of the enclosed proxy card. If you do this, the persons named on the card (your "proxies") will vote your shares in the manner you indicate.

     * By Telephone - You can also give telephone instructions to authorize your proxies to vote your shares. The proxy card describes how to do this.

     * In Person -- You may come to the Annual Meeting and cast your vote there.

If you vote by proxy, the proxies will vote as described below:

     * Election of Directors -- The votes will be cast as you direct on your proxy card or telephone vote for all, some or none of the nominees for director. If you sign the proxy card but do not indicate specific choices, your shares will be voted "FOR" the election of all five nominees for director.

     * Other Business -- If any other matter is properly presented at the Annual Meeting for consideration, the named proxies will vote in accordance with their best judgment. When this proxy statement was printed, we were not aware of any matter which is required or expected to be acted on at the meeting other than the election of directors.

HOW TO CHANGE OR REVOKE YOUR PROXY VOTE

     If you send in a proxy card or give telephone voting instructions and later want to change or revoke your vote, you may do so any time before the polls are closed and the votes are tabulated at the meeting. You may do so in any of the following ways:

     (1) send in another proxy card with a later date or give new telephone voting instructions;
     (2) notify Chiquita's Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
     (3)  vote in person at the Annual Meeting.

HOW TO VOTE SHARES HELD IN CHIQUITA'S EMPLOYEE BENEFIT PLANS

     If you hold Chiquita Common Stock in one of the Company's employee benefit plans, you cannot vote your shares directly. The Trustee for each plan must vote the shares held in the plan and will send you a voting instruction card, which will indicate the number of shares of Chiquita Common Stock credited to your account in the plan on the Record Date. If you sign and return the card, the Trustee will vote the shares as you direct. If you do not sign and return the card, the terms of the plans require the Trustees to vote as described below:

     * Shares in the Chiquita 401(k) Savings and Investment Plan for which no instructions are received will be voted in the same proportion as the shares in the Plan for which voting instructions are received.

     * Shares in the Chiquita Associate Stock Purchase Plan for which no instructions are received will not be voted.

     * Shares in the Chiquita Processed Foods 401(k) Retirement Savings Plan for which no instructions are received will not be voted.

METHOD AND COST OF SOLICITING PROXIES

     We have asked banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to principals and obtain authority to execute proxies on their behalf and we will reimburse them for doing so. We have also retained Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist us in the distribution and solicitation of proxies. We have agreed to pay them a fee of $5,000 plus out-of-pocket expenses. Proxies may also be solicited by Chiquita's management, without additional compensation, through the mail, in person, or by telephone or by electronic means.

ADMISSION TO THE MEETING

     Admission to the meeting will be limited to Chiquita shareholders or their authorized representatives by proxy. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker or a bank, you must bring proof of your ownership of the shares. For example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date will suffice. You may also send proof of ownership to the Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 prior to the meeting and we will send you an admittance card.

BUSINESS BROUGHT BEFORE THE MEETING

     Under Chiquita's Certificate of Incorporation, a shareholder can propose a matter for consideration at the Annual Meeting only if the shareholder properly notified Chiquita of the matter by June 18, 2002. Because Chiquita did not receive any such notice by that date, no matters proposed by shareholders may be considered at the meeting.

SECURITY OWNERSHIP OF CHIQUITA'S PRINCIPAL SHAREHOLDERS

     The following table lists all the persons who were known to be beneficial owners of five percent or more of Chiquita's Common Stock, its only voting security, as of June 21, 2002 based upon 39,806,698 shares outstanding on that date.


NAME AND ADDRESS OF             AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)             BENEFICIAL OWNERSHIP   PERCENT OF CLASS
____________________________    ____________________   ________________

Carl H. Lindner,                    4,215,749(2)           9.8%(2)
Carl H. Lindner III,
S. Craig Lindner,
Keith E. Lindner and
American Financial Group, Inc.
  and its Subsidiaries ("AFG")
One East Fourth Street
Cincinnati, Ohio  45202

OZ Management, L.L.C.                3,047,516(3)          7.7%
OZF Management, L.P.
9 West 57th Street
New York, New York 10019

(1) "Beneficial ownership" is a technical term broadly defined by the Securities and Exchange Commission ("SEC") to mean more than ownership in the usual sense. Shares are "beneficially owned" if a person has or shares the power (a) to vote them or direct their vote or (b) to sell them or direct their sale, even if the person has no pecuniary interest in the shares. Also, shares which a person has the right to acquire within 60 days are considered to be "beneficially owned."

(2) The information in this Proxy Statement regarding such ownership is based on a Schedule 13D amendment filed with the SEC on May 24, 2002. The shares listed include 171,132 shares owned by AFG and 2,852,383 shares that AFG has the right to acquire upon exercise of warrants to purchase Common Stock at $19.23 per share ("Warrants"). The shares listed also include 941,375 shares owned by Carl H. Lindner and 250,859 shares that he has the right to acquire upon exercise of Warrants. The Lindner family members listed in the table above are considered to be the beneficial owners of the Chiquita shares owned by AFG. The percentage set forth is based on 39,806,698 shares outstanding at June 21, 2002, plus the 3,103,242 which would be outstanding upon the exercise of the Warrants held by AFG and Carl H. Lindner described above.

(3) The information in this Proxy Statement regarding such ownership is based on a Schedule 13G filed with the SEC on March 26, 2002, in which OZ Management, L.L.C. and OZF Management, L.P. reported that the shares listed are owned by discretionary accounts and investment entities for which they serve as investment managers with sole voting and dispositive authority. OZ Management and OZF Management disclaimed beneficial ownership of such shares.

          SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock beneficially owned on June 21, 2002 by each director, by each executive officer named in the Summary Compensation Table, and by all directors and executive officers as a group.

               AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
          __________________________________________________
                                          COMMON STOCK
                                    ________________________
                                                    PERCENT
          NAME OF BENEFICIAL OWNER   SHARES(1)(2)   OF CLASS
          ________________________  ______________  ________
          Morten Arntzen                      0
          Jeffrey D. Benjamin                 0
          Robert W. Fisher                    0
          Cyrus F. Freidheim, Jr.             0
          Roderick M. Hills                   0
          Peter A. Horekens                 314        *
          Robert F. Kistinger             4,035(3)     *
          Carl H. Lindner             4,215,749(4)    9.8%
          Robert W. Olson                 2,040(3)     *
          James B. Riley                      0(3)
          Steven G. Warshaw              68,563(5)     *
          All current directors          11,362(6)     *
            and executive officers
            as a group (11 persons)

*Less than 1% of outstanding shares.

(1) Unless otherwise noted, each person has full voting and investment power over the shares listed.

(2)   Includes the following number of shares issuable upon the exercise of
      Warrants: Mr. Horekens, 297 shares; Mr. Kistinger, 3,807 shares;
      Mr. Lindner, 3,103,242 shares; Mr. Olson, 1,925 shares; Mr. Warshaw, 2,467 shares; and all current directors and executive officers as a group, 10,722 shares.

(3) Does not include stock awards made to executive officers pursuant to Award Share Agreements dated February 21, 2002 in the following amounts because they are not deliverable within the next 60 days unless employment terminates within that period: Mr. Kistinger, 25,000 shares; Mr. Olson, 14,334 shares; Mr. Riley, 13,333 shares; and all current directors and executive officers as a group, 62,667 shares.

(4) See Note (2) to the preceding table. Mr. Lindner retired as a director on May 22, 2002.

(5) Share ownership is as of March 20, 2002. Mr. Warshaw resigned as an officer and director on that date.

(6) Does not include shares beneficially owned by Carl H. Lindner and Steven G. Warshaw because they are not current directors or officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires Chiquita's executive officers and directors and persons who own more than 10% of any class of its equity securities to file forms with the SEC and the New York Stock Exchange to report their ownership and any changes in their ownership of Chiquita securities. These persons must also provide Chiquita with copies of these reports when filed. Based on a review of copies of those forms, our records, and written representations from our directors and executive officers that no other reports were required, Chiquita believes that all Section 16(a) filing requirements were complied with during and for 2001.

                              ELECTION OF DIRECTORS

     The Board of Directors of Chiquita is comprised of five members, each of whom has been nominated by the Board of Directors for re-election at the Annual Meeting. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected and qualified.
We are not aware of any reason why any nominee would be unable to serve as a director if elected. However, if any nominee should become unable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting. No shareholder may vote for more than five nominees.

     Under Chiquita's Certificate of Incorporation, a shareholder can make a nomination for director at the Annual Meeting only if the shareholder properly notified Chiquita of the proposed nomination by June 18, 2002. Because Chiquita did not receive any such notice by that date, no nominations by shareholders may be considered at the Annual Meeting.

INFORMATION ABOUT THE NOMINEES FOR DIRECTOR

     The following nominees were appointed as directors of Chiquita when its Plan of Reorganization became effective on March 19, 2002.

Name, Age, and           Committee
Tenure As Director       Memberships   Current Occupation and Employment Background
__________________       ___________   ____________________________________________

Morten Arntzen           Nominating    Mr. Arntzen has been Chief Executive Officer
Age 47                   (Chairman),   of American Marine Advisors ("AMA") since
Director since 2002      Audit and     1997.  AMA is a merchant banking firm
                         Compensation  focused on the global shipping industry.
                                       Prior to joining AMA, Mr. Arntzen spent more
                                       than 17 years at Chase Manhattan Bank (and
                                       its predecessors Chemical Bank and
                                       Manufacturers Hanover Trust Company), now
                                       known as JP Morgan Chase Bank, in a variety
                                       of corporate positions, including six years
                                       as Head of the Global Transportation Group.

Jeffrey D. Benjamin      Compensation  Mr. Benjamin has been Managing Director of
Age 40                   (Chairman),   Libra Securities LLC, an investment banking
Director since 2002      Audit,        firm, since January 2002.  He has been
                         Executive     employed by Libra Securities LLC and its
                         and           predecessors since May 1998, serving in
                         Nominating    various capacities including Co-Chief
                                       Executive Officer.  From May 1996 to May
                                       1998, Mr. Benjamin was Managing Director at
                                       UBS Securities LLC, an investment banking
                                       firm.  Mr. Benjamin is also a director of
                                       Exco Resources, Inc., and McLeodUSA
                                       Incorporated.

Robert W. Fisher                       Mr. Fisher has been Chiquita's acting Chief
Age 64                                 Operating Officer since March 2002.  From
Director since 2002                    1998 to March 2002, he was a private
                                       investor.  From 1991 to 1993 and from 1996
                                       to 1998, Mr. Fisher served as Chief
                                       Operating Officer of The Noboa Group's
                                       banana operations.  He was President and a
                                       director of Geest Banana Company from 1993
                                       to 1995.  Prior to joining The Noboa Group,
                                       Mr. Fisher spent 25 years at Dole Food
                                       Company, including the last four years as
                                       its President.

Cyrus F. Freidheim, Jr.  Executive     Mr. Freidheim has been Chiquita's Chairman
Age 67                   (Chairman)    of the Board and Chief Executive Officer
Director since 2002                    since March 2002 and its President since
                                       May 2002.  He had previously been Vice
                                       Chairman of Booz Allen Hamilton, a
                                       management and technology consulting firm,
                                       since 1991, and had served Booz Allen
                                       Hamilton in various capacities since 1966.
                                       Mr. Freidheim retired from Booz Allen
                                       Hamilton in March 2002.  Mr. Freidheim is
                                       also a director of Household International,
                                       Inc.

Roderick M. Hills        Audit         Mr. Hills has been Chairman of Hills
Age 70                   (Chairman),   Enterprises, Ltd. (formerly the Manchester
Director since 2002      Executive     Group), an investment consulting firm,
                         and           since 1987.  He has also practiced law as
                         Nominating    a partner in Hills & Stern since 1995.
                                       Mr. Hills is also a director of ICN
                                       Pharmaceuticals, Inc.  He served as
                                       Counsel to President Ford in 1975 and was
                                       Chairman of the Securities and Exchange
                                       Commission from 1975 to 1977.


VOTE REQUIRED TO ELECT DIRECTORS

     The five nominees who receive the highest number of votes cast will be elected as directors. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee, your vote will not count either "for" or "against" the nominee; however, your vote will be counted for purposes of determining a quorum.

     There is no provision for cumulative voting in the election of directors.

                  INFORMATION ABOUT THE BOARD OF DIRECTORS

     All of the current members of Chiquita's Board of Directors became directors when Chiquita's Plan of Reorganization became effective on March 19, 2002. The information set forth below for periods prior to that date pertains to persons who were directors until March 19, 2002, but are not currently serving as directors.

MEETINGS OF THE BOARD AND ATTENDANCE AT MEETINGS

     During 2001, Chiquita's Board of Directors held ten meetings and took action by unanimous written consent one time. Each director serving on the Board of Directors in 2001 attended all of the meetings of the Board and of each committee on which he served.

COMMITTEES OF THE BOARD

     Chiquita's Board of Directors has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and, since May 2002, a Nominating Committee.

     Executive Committee. Under New Jersey law and Chiquita's By-laws, the Executive Committee may exercise all of the authority of the Board of Directors except for the following: changing the By-laws; changing directors; removing officers; submitting matters to shareholders for their approval; or changing resolutions adopted by the Board which by their terms may be amended only by the Board.

     Audit Committee. The Audit Committee is comprised solely of directors independent of management of Chiquita and free from relationships that would interfere with their exercise of independent judgment as members of this committee. Each of its members is "independent" as defined by New York Stock Exchange rules. The functions of the Audit Committee include:

     * recommending to the Board of Directors the selection of Chiquita's independent auditors;
     * reviewing the scope and timing of the annual audit and the fees, independence and non-audit services of the independent auditors;
     * periodically reassessing the effectiveness of the independent auditors;
     * reviewing Chiquita's financial and accounting policies and its annual and quarterly financial statements;
     * reviewing the adequacy and effectiveness of Chiquita's internal accounting controls and the internal audit function; and
     * in connection with the foregoing, meeting with the independent auditors, internal auditors and Chiquita's financial management.

The charter of the Audit Committee, as revised in June 2002, is Appendix A to this Proxy Statement.

                           Audit Committee Report for 2001
                           _______________________________

     The undersigned comprised the members of the Audit Committee of the Company's Board of Directors during 2001 and thereafter until the Company's Plan of Reorganization became effective on March 19, 2002. Each of the undersigned was at all times an "independent" director as defined by New York Stock Exchange rules.

     The Committee:

     * reviewed and discussed with management the Company's audited consolidated financial statements for 2001;
     * discussed with Ernst & Young, the Company's independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), including significant accounting policies, management's judgments and accounting estimates and Ernst & Young's judgments about the quality of the Company's accounting principles as applied in its financial reporting;
     * received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) that relates to the accountants' independence from the Company and its subsidiaries, and discussed with Ernst & Young their independence; and
     * reviewed the provision of non-audit services rendered to the Company by Ernst & Young in 2001 and determined that the provision of such services was compatible with maintaining their independence.

     The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management, to discuss the results of their examinations, their evaluations of the Company's internal control and the overall quality of the Company's financial reporting. The Committee held three meetings during 2001 and two meetings in 2002 prior to March 19.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

March 19, 2002
							Gregory C. Thomas, Chairman
							Rohit Manocha
							William W. Verity

     Compensation Committee. The Compensation Committee is comprised solely of directors independent of management of Chiquita and free from relationships that would interfere with their exercise of independent judgment as members of this committee. The functions of the Compensation Committee include:

     * evaluating the performance and reviewing and approving all compensation of Chiquita's executive officers;
     * establishing general compensation policies and standards for evaluation of all other senior management;
     * evaluating and monitoring long-range planning for executive development and succession; and
     *   administering Chiquita's 2002 Stock Option and Incentive Plan.

     Nominating Committee. Created in May 2002, the Nominating Committee is comprised solely of directors independent of management of Chiquita and free from relationships that would interfere with their exercise of independent judgment as members of this committee. The functions of the Nominating Committee include:

     * identifying and recommending to the Board of Directors qualified candidates to fill vacancies on the Board and any newly created directorships;
     * recommending to the Board candidates to be nominated for election as directors at Annual Meetings of Shareholders; and
     * recommending to the Board the members of each committee of the Board.

The Nominating Committee will consider shareholder suggestions for nominees for director. Suggestions for Committee consideration may be submitted to the Secretary of Chiquita, 250 East Fifth Street, Cincinnati, Ohio 45202. Suggestions received by the Secretary's office by December 31 will be considered by the Committee at a regular meeting the following year preceding the mailing of proxy materials to shareholders.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of Chiquita receives an annual fee of $50,000, payable quarterly in arrears. Each quarterly payment consists of $6,250 in cash and a number of shares of Chiquita's Common Stock having an aggregate fair market value of $6,250. Such fair market value is based on the average of the high and low sales prices of Chiquita's Common Stock on the New York Stock Exchange Composite Tape on the last trading day of each calendar quarter. In addition, the Chairman of the Audit Committee receives an annual fee of $20,000 in cash and the Chairmen of the Compensation and Nominating Committees each receive an annual fee of $10,000 in cash. After joining the Board of Directors, each non-employee director is granted a stock option under the Company's 2002 Stock Option and Incentive Plan to purchase 50,000 shares of Chiquita Common Stock at a purchase price equal to the fair market value of the Common Stock on the grant date.

                        COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY INFORMATION

     The table below summarizes the compensation of (i) the two persons who served as Chiquita's Chief Executive Officer during 2001, and (ii) the four most highly paid other executive officers for 2001 (collectively referred to as the "Named Executive Officers"). The Compensation Committee's Report on Executive Compensation begins on page 15 of this proxy statement.

                                      SUMMARY COMPENSATION TABLE
                                      __________________________

                                                                                     LONG-TERM
                                               ANNUAL COMPENSATION                   COMPENSATION
                                __________________________________________________   ____________
                                                                                     SECURITIES
                                                     BONUS                           UNDERLYING
                                              _____________________ OTHER ANNUAL     STOCK         ALL OTHER
 NAME AND PRINCIPAL                             ANNUAL   RETENTION  COMPENSATION     OPTIONS       COMPENSATION
  POSITION IN 2001        YEAR  SALARY($)(1)  ($)(1)(2)    ($)(3)   ($)              (#)           ($)(4)
______________________    ____  ____________  _________  __________ ____________     __________    ____________

Steven G. Warshaw(5)      2001  700,000       705,000      420,000        --              -0-          30,199
 President and Chief      2000  700,000       725,000        -0-          --              -0-          32,487
 Executive Officer        1999  600,000         -0-          -0-          --            200,000        92,024

Robert F. Kistinger       2001  500,000       529,500      270,000       270(6)           -0-          82,288
 President and Chief      2000  500,000       425,000        -0-          --              -0-          81,778
 Operating Officer,       1999  450,000         -0-          -0-          --             50,000       102,506
 Chiquita Fresh
 Group

Robert W. Olson           2001  400,000       292,500      120,000       456(6)           -0-          51,637
 Senior Vice President,   2000  300,000       200,000        -0-         618              -0-          80,237
 General Counsel and      1999  275,000       150,000        -0-         914             50,000        47,404
 Secretary

James B. Riley(7)         2001  276,923       157,500       90,000    75,651(8)           -0-          15,868
 Senior Vice President
 and Chief Financial
 Officer

Peter A. Horekens(9)      2001  246,085       238,763      103,805        --              -0-          27,117
 President and Chief      2000  256,052       180,440        -0-          --             15,000        30,781
 Operating Officer,       1999  248,588         -0-          -0-          --             35,000        29,190
 Chiquita Fresh Group-
 Europe

Carl H. Lindner(10)       2001   70,000         -0-          -0-          --              -0-           2,700
 Chairman of the Board    2000   62,500         -0-          -0-          --              -0-           2,700
 and Chief Executive      1999   65,000         -0-          -0-          --              -0-           3,012
 Officer

(1) Includes amounts deferred under Chiquita's Capital Accumulation Plan and Deferred Compensation Plan.

(2)  Bonuses reported for 2001 were awarded in early 2002 based on 2001 performance.

(3)  Paid in July 2001 pursuant to a management retention program adopted by Chiquita's
     Board of Directors in November 2000.

(4)  Amounts disclosed for 2001 consist of the following contributions and payments by
     Chiquita:

                                    Contributions
                                     to Chiquita     Above Market
                     Contributions     Capital      Interest Earned   Term Life
                      to Chiquita   Accumulation      On Deferred     Insurance
                      401(k) Plan       Plan        Compensation(a)   Premiums
                     _____________  ______________  _______________   _________
Steven G. Warshaw       $16,830        $ 5,770          $ 7,419         $  180
Robert F. Kistinger      17,283         15,000           49,825            180
Robert W. Olson          17,737         12,308           15,797          5,795
James B. Riley           13,708            --               --           2,160
Peter A. Horekens(b)        --             --               --             --
Carl H. Lindner             --             --               --           2,700

     (a) Assumes the highest rate payable under Chiquita's Deferred Compensation Plan, which has a graduated interest rate based on the length of deferral. These amounts were not paid or payable in 2001.

     (b) Mr. Horekens received benefits totalling the U.S. dollar equivalent of $27,117 in 2001 as follows: health, death and disability insurance, $13,646; and retirement arrangements, $13,471.

(5) Mr. Warshaw served as Chief Executive Officer from August 2001 until his resignation in March 2002.

(6) Reimbursement of taxes resulting from payments by Chiquita of certain expenses.

(7) Mr. Riley became an executive officer of Chiquita in January 2001; therefore, information for 2000 and 1999 is not presented.

(8) Includes $47,340 paid for relocation expenses and $28,311 for reimbursement of taxes resulting from this payment.

(9)  Represents U.S. dollar equivalents of amounts paid in foreign currency.

(10) Mr. Lindner served as Chief Executive Officer until August 2001. Income listed under "Salary" column includes $15,000 received as Chairman of the Executive Committee.

STOCK OPTION GRANTS

     No stock options were granted to the Named Executive Officers in 2001.

OPTION EXERCISES, HOLDINGS AND YEAR-END VALUES

     No stock options were exercised by the Named Executive Officers in 2001. The following table reports the year-end value of stock options held by the Named Executive Officers.


             AGGREGATE OPTION EXERCISES IN 2001 AND 2001 YEAR-END OPTION VALUES(1)


                                            NUMBER OF SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                                                UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                       SHARES       VALUE        DECEMBER 31, 2001 (#)         DECEMBER 31, 2001 ($)
                     ACQUIRED ON   REALIZED _______________________________  __________________________
      NAME           EXERCISE (#)    ($)    EXERCISABLE       UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
___________________  ____________  ________ ___________       _____________  ___________  _____________

Steven G. Warshaw        -0-         -0-      489,100            510,900          -0-          -0-
Robert F. Kistinger      -0-         -0-      435,500            217,500          -0-          -0-
Robert W. Olson          -0-         -0-       86,400            123,600          -0-          -0-
James B. Riley           -0-         -0-        -0-                -0-            -0-          -0-
Peter A. Horekens        -0-         -0-       88,650            151,350          -0-          -0-
Carl H. Lindner          -0-         -0-       20,000              -0-            -0-          -0-

(1) Pursuant to the Plan of Reorganization, all stock options listed in this table have been cancelled.

RETENTION ARRANGEMENTS

     As can be the case with many public corporations, apprehensions about the possibility of a change in control of the Company may result in the departure or distraction of key executives to the Company's detriment. Accordingly, in order to encourage their retention and continued dedication, in January 2001 Chiquita entered into severance agreements with a number of key executives, including Messrs. Kistinger, Olson, Riley and Horekens.
The agreements with these Named Executive Officers (the "CIC Agreements") entitle them to certain benefits in the event that they were involuntarily terminated without cause or resigned for "good reason" within three years after the occurrence of a "change in control" of Chiquita.

     If such an involuntary termination or resignation for "good reason" occurred within two years after a "change in control," Mr. Kistinger would be entitled to a payment equal to 3.0 times his then current annual salary and annual bonus target ("Annual Compensation"); Mr. Olson, 3.0 times his Annual Compensation; Mr. Riley, 2.25 times his Annual Compensation; and
Mr. Horekens, 2.25 times his Annual Compensation. If such a termination or resignation occurred during the third year after a "change in control," the severance payment for each of these executives would be 1.0 times his Annual Compensation. In each case, these executives would also receive the following severance benefits: (i) pro rata annual bonus for the year employment terminates; (ii) immediate vesting of outstanding stock options, restricted stock awards and employer contributions under the Company's Savings and Investment Plan and Capital Accumulation Plan; (iii) continued medical, life, disability and accident insurance at the Company's expense for a number of years equivalent to the multiple used (3.0 or 2.25) in calculating the executive's severance payment; and (iv) if severance benefits exceed the maximum amount payable without incurring excise tax under Section 4999 of the Internal Revenue Code by 10% or more, the Company's payment of the excise tax plus any additional taxes resulting from the payment (if the benefits exceed the maximum by less than 10%, the benefits would be reduced to the maximum amount).

     Generally, a "change of control" will occur for purposes of the CIC Agreements in any of the following circumstances:

     A any person or other entity, or any "group" (other than AFG, Carl H. Lindner and related persons and entities ["Exempt Holders"]), acquires or possesses beneficial ownership of 20% or more of Chiquita's voting securities (unless the percentage is less than that owned by Exempt Holders); or

     B the voting securities of Chiquita outstanding immediately prior to a merger, sale of assets or similar transaction involving Chiquita or any subsidiary do not, immediately after the transaction, represent, directly or indirectly, 50% or more of the total voting power of the voting securities of the surviving or acquiring entity or the parent of the surviving or acquiring entity; or

     C at any time, less than a majority of Chiquita's Board of Directors consists of persons (i) who were directors at November 15, 2000 ("Current Directors") or (ii) whose election or nomination as directors was approved by at least 2/3 of the directors then in office who are Current Directors or whose election or nomination was previously so approved (other than in settlement of a proxy contest). (The appointment of new directors pursuant to the Plan of Reorganization as of March 19, 2002 did not constitute a "change in control" because such new directors were approved by the then
        Current Directors prior to March 19, 2002.)

     The definition of "good reason" under the CIC Agreements is: (i) a reduction in the executive's annual salary or target bonus opportunity or unreasonable discrimination in other aspects of his compensation; (ii) a required relocation outside a 50-mile radius; (iii) a material breach of the CIC Agreement by the Company; or (iv) in the case of Messrs. Kistinger and Olson, either (A) an adverse change in title or material reduction in responsibilities or (B) a voluntary resignation for any reason during the four-month period following the end of a six-month transition period after a "change in control," provided the executive has given at least four months' prior notice of his resignation.

     In connection with his resignation as President and Chief Executive Officer of Chiquita on March 20, 2002, Mr. Warshaw received a payment of $4,025,000, representing the payment he would have received under his Severance Agreement (Prior to Change in Control) with the Company dated February 14, 2001 if his employment had been terminated without cause as of June 30, 2002. He also became entitled to all the other benefits provided for in his Severance Agreement (Prior to Change in Control). In addition, an award to Mr. Warshaw of 100,000 shares of Chiquita Common Stock made by the Compensation Committee of the Board of Directors to Mr. Warshaw on February 21, 2002 became deliverable upon the termination of his employment in accordance with the terms of the award.

OTHER INFORMATION REGARDING EXECUTIVE OFFICERS

     In addition to Messrs. Kistinger, Olson, Riley and Horekens, the following executive officers of Chiquita were serving in that capacity when Chiquita's pre-arranged Chapter 11 Plan of Reorganization became effective on March 19, 2002: Carla A. Byron, Vice President, Treasurer and Corporate Planning and William A. Tsacalis, Vice President and Controller.

       REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The undersigned comprised the members of the Compensation Committee of the Company's Board of Directors during 2001 and thereafter until the Company's Plan of Reorganization became effective on March 19, 2002. Each of the undersigned was at all times an independent outside director. The Committee was responsible for reviewing the performance and establishing the individual compensation for 2001 of the Company's executive officers ("Executive Officers"), including those named in the Summary Compensation Table. The Committee held two meetings during 2001 and one meeting during 2002 prior to March 19.

COMPENSATION OF EXECUTIVE OFFICERS FOR 2001

     For 2001, as in previous years, the primary factors considered by the Committee in establishing the total annual cash compensation (salary plus bonus award) of each Executive Officer were: (i) the responsibilities of the position; (ii) the executive's potential impact on the annual financial and longer-term strategic results of the Company; (iii) the long-term contributions of the executive; and (iv) the performance against pre-established annual objectives which emphasize business unit and/or total Company financial results.

     Base Salaries for 2001. Base salaries for 2001 were established according to each executive's position, responsibilities and long-term contribution. Base salaries have not necessarily been adjusted annually but have been adjusted only when the Committee, after soliciting the opinions of senior management, judged that an Executive Officer's responsibilities and/or long-term contribution changed sufficiently to warrant a change in base salary.

     Bonus Awards for 2001. The Executive Officers' bonus awards for 2001 were determined in accordance with the Company's Total Compensation Review Plan (the "TCR"), an annual cash bonus incentive plan covering most management positions. Under the TCR, each management position had an annual target bonus expressed as a percentage of base salary, which was principally determined according to the position's potential impact on Company results. Base salary and target bonus were coordinated so that the combined amount provided a total annual cash compensation level which, in the Committee's judgment, was appropriate for the position and the individual Executive Officer.

     Bonus awards were determined by measuring the Executive Officer's performance against annual objectives in the following three categories: (i) Team Profit Achievement Objectives ("TPA"), which included return on investment or similar objectives for the relevant business unit(s); (ii) Individual
Profit Achievement Objectives ("IPA"), which included cost, revenue, volume, and quality-related objectives appropriate to the individual; and (iii) Management Achievement, Strategy and Organization Development Objectives ("MASOD"), which included development and implementation of business strategies and organizational effectiveness programs.

     For 2001, as in previous years, accomplishment of each objective was rated quantitatively and a weighted average overall performance rating was calculated. The overall performance rating indicated a range of percentages of target bonus for use in determining the actual bonus. The actual bonus was then approved by the Committee after consultation with and review of the recommendations of the Chief Executive Officer. Under the TCR, actual bonus awards could range from 0% of the target bonus (for overall performance not meeting annual objectives) to 200% of target (for overall performance far exceeding objectives). The TCR provided for payout of approximately 100% of target bonus if the overall annual performance objectives were met. For 2001, target bonuses for individual Executive Officers ranged from 40% to 100% of base salary.

     In 2001, the Company modified the normal TCR bonus program as part of a management retention program put into effect in connection with the Company's January 2001 announcement of an initiative to restructure its parent company debt through a pre-arranged Chapter 11 Plan of Reorganization. Under the retention program, TCR participants who continued their employment until July 2001 received a payment equal to 60% of their respective target bonuses. In addition, bonus amounts for 2001 (paid in early 2002) were determined by (x) multiplying by 1.5 each person's bonus amount determined in accordance with past practice and (y) deducting therefrom the payment made in July 2001.

     Stock Options. Stock options were historically used to reward past performance and motivate future performance, especially long-term performance. However, due to the Company's debt restructuring activities during 2001 culminating in its Plan of Reorganization, the Committee determined not to grant stock options for 2001 to any employees.

COMPENSATION OF CHIEF EXECUTIVE OFFICER FOR 2001

     Mr. Warshaw served as Chief Executive Officer from and after August 13, 2001. For 2001, the TPA and IPA ratings used in the determination of Mr. Warshaw's bonus were both based on the combined 2001 earnings before interest, taxes, depreciation and amortization (EBITDA) of the Company's operating businesses, which, on an overall basis, did not quite meet pre-established objectives. Mr. Warshaw's MASOD rating reflected the Committee's conclusion that his performance in other areas far exceeded expectations, especially with respect to the favorable resolution of the long-standing dispute with the European Union over its banana import regime and the financial restructuring that culminated in the Company's Plan of Reorganization. On the basis of these ratings, the Committee established Mr. Warshaw's "normal" bonus amount for 2001 at 107% of his bonus target.
In accordance with the management retention program described above, the actual annual bonus payment made was determined by multiplying the "normal" amount by 1.5 and deducting therefrom the retention payment made to him in July 2001. Mr. Warshaw's salary for 2001 was the same as for 2000.

     Mr. Lindner served as Chief Executive Officer until August 13, 2001. At Mr. Lindner's request, as in previous years, the Compensation Committee fixed his salary for 2001 at a level equivalent to the fees paid to the Company's independent directors and did not award him a bonus for 2001.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation paid to any Executive Officer in excess of $1 million per year unless the compensation qualifies as performance-based pay. While the Company's TCR bonus plan did not meet all of the requirements for deductibility, the non-deductible amount of compensation paid to Executive Officers has not been substantial and has not resulted in incremental cost to the Company because of tax loss carryovers otherwise available to it.

March 19, 2002

                                      William W. Verity, Chairman
                                      Rohit Manocha
                                      Gregory C. Thomas

                       COMMON STOCK PERFORMANCE GRAPH

     A performance graph comparing Chiquita's cumulative shareholder returns over the last five fiscal years is not included because the new class of Chiquita Common Stock currently outstanding was not issued until Chiquita's Plan of Reorganization became effective on March 19, 2002.

                             OTHER INFORMATION

CERTAIN TRANSACTIONS

     In 2001, Chiquita received approximately $124,000 from Great American Financial Resources, Inc., an AFG subsidiary, for use of Chiquita's cafeteria.

     During 2001, Chiquita paid approximately $101,000 to American Money Management Corporation, an AFG subsidiary, for use of its corporate aircraft.

     As part of a Management Incentive Program approved by the Bankruptcy Court in connection with Chiquita's Plan of Reorganization, Chiquita entered into a Stock Unit Agreement as of February 13, 2002 providing for Carl H. Lindner, then Chairman of the Board of Chiquita, to receive 800,000 shares of Chiquita Common Stock upon the first anniversary of the effective date of the Plan of Reorganization or, if earlier, the termination of his membership on the Board of Directors of Chiquita. Under this Agreement, Mr. Lindner had the right to obtain a three-year loan from Chiquita sufficient to cover taxes payable by him upon receipt of such shares at an interest rate equal to the minimum "applicable federal rate" necessary to avoid the imposition of federal income tax. Accordingly, when Mr. Lindner retired as a director on May 22, 2002, Chiquita delivered the 800,000 shares to him and loaned him $4,429,688 for payment of the resulting taxes at an annual interest rate of 3.17%. The loan is secured by a pledge of 286,000 shares of the Chiquita Common Stock delivered to him.

CHIQUITA'S INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP has been selected to serve as Chiquita's independent auditors for 2002. One or more representatives of Ernst & Young LLP will attend the Annual Meeting. They will be given the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

Audit Fees

     The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for 2001 and the reviews of financial statements included in the Company's Forms 10-Q for 2001, were $841,000.

Financial Information Systems Design and Implementation Fees

     During fiscal 2001, Ernst & Young LLP did not render any information technology services to the Company relating to financial information systems design and implementation.

All Other Fees

     The aggregate fees billed for all other services rendered by Ernst & Young LLP for fiscal year 2001 were $1,755,000. Of this amount, $980,000 was for audit-related services primarily pertaining to separate financial statement requirements for Company subsidiaries and the Company's financial restructuring, and the balance was for tax-related services.

SHAREHOLDER NOMINATIONS AND PROPOSALS AT THE 2003 ANNUAL MEETING

     Advance Notice Requirement for Nominations and Proposals. Chiquita intends to hold the 2003 Annual Meeting of Shareholders during May 2003 and will publicly announce the meeting date once it has been set. Under the Company's Certificate of Incorporation, a shareholder may nominate directors or submit proposals at the 2003 Annual Meeting only if the Company has received proper advance notice of the nomination or proposal prior to the 15th day after public announcement of the meeting date. The Company will not publicly announce the meeting date prior to February 15, 2003. Therefore, nominations and proposals properly notified to the Company by March 2, 2003 will satisfy this advance notice requirement. Further information regarding this advance notice requirement is contained in the Certificate of Incorporation, which is attached as Exhibit 1 to Form 8-A filed on March 12, 2002 and can be accessed at www.chiquita.com or www.sec.gov. A copy may also be obtained by calling Chiquita at 513-784-8100.

     Inclusion of Proposals in Proxy Statement. In order for shareholder proposals to be eligible for inclusion in Chiquita's Proxy Statement for the 2003 Annual Meeting of Shareholders, they must be received by the Company by December 15, 2002.

     Notices of nominations and proposals should be delivered or mailed to the attention of the Corporate Secretary of Chiquita at its executive offices in Cincinnati, Ohio, as set forth below.

REQUESTS FOR FORM 10-K

     CHIQUITA'S 2001 ANNUAL REPORT TO SHAREHOLDERS HAS PREVIOUSLY BEEN MAILED TO YOU. IF YOU WOULD LIKE TO RECEIVE A COPY OF THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K THAT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WE WILL SEND IT TO YOU WITHOUT CHARGE. PLEASE SEND YOUR REQUEST TO VICE PRESIDENT, CORPORATE COMMUNICATIONS AT CHIQUITA BRANDS INTERNATIONAL, INC., CHIQUITA CENTER, 250 EAST FIFTH STREET, CINCINNATI, OHIO 45202, OR CALL 513-784-8100.
ALL OF CHIQUITA'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ARE ALSO AVAILABLE AT WWW.CHIQUITA.COM OR AT WWW.SEC.GOV.

                                        By order of the Board of Directors,


                                        /s/ Robert W. Olson
                                        Robert W. Olson
                                        Senior Vice President, General Counsel
                                           and Secretary

Cincinnati, Ohio
July 2, 2002